Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES THIRD QUARTER 2018 FINANCIAL RESULTS

TOANO, Va., October 30, 2018 – Lumber Liquidators (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today announced financial results for the third quarter and nine months ended September 30, 2018.

Third Quarter Results

Net sales for the third quarter of 2018 increased $13.3 million, or 5.2%, to $270.5 million from $257.2 million in the third quarter of 2017. Net sales in comparable stores increased $5.3 million, or 2.1%, driven by the expansion of installation services, whose sale in comparable stores was up 39%, which more than offset a 1.3% decline in merchandise sales. The comparable store growth reflected a 5.5% increase in average sale, driven by both higher attachment of installation to the sale, and increased mix of pro customers that have larger purchases, and was partially offset by a 3.4% decrease in the number of transactions. Net sales in non-comparable stores increased $8.0 million. The Company opened three new stores during the third quarter of 2018, bringing the total store count to 409 as of September 30, 2018.

Gross profit increased $8 million, or 8.6%, in the third quarter of 2018 to $100.7 million from $92.7 million in the comparable period in 2017. Gross margin increased to 37.2% in the third quarter of 2018 from 36.0% in the third quarter of 2017. Gross margin was favorably impacted by revisions to antidumping rates during the third quarter of 2018. Excluding the items shown in the attached supplemental schedule, Adjusted Gross Margin (a non-GAAP measure) was 36.2% and 36.0% for the three months ended September 30, 2018 and 2017, respectively. This increase of 20 basis points from 2017 was due to a higher mix of manufactured products, particularly engineered vinyl plank, which carry above-average gross margins and reduced promotional activity, both of which were partially offset by increased transportation costs as well as an increased mix of installation and delivery services, which carry lower gross margins than merchandise.

Selling, general and administrative (“SG&A”) expenses decreased $16 million, or 14.5%, in the third quarter of 2018 to $94 million from $110 million in the comparable period in 2017. The decrease in SG&A was attributable to the absence of the $18 million accrual in the third quarter of 2017 in connection with the MDL and Abrasion MDL and other legacy legal expenses. These items are shown in the table below. Excluding the items shown in the attached supplemental schedule, Adjusted SG&A (a non-GAAP measure) increased $1.7 million, or 1.9%, primarily as a result of a $1 million increase in occupancy costs reflecting 22 more stores than a year ago, and modest increases in promotional financing and legal fees, offset by a $0.7 million reduction in advertising.

Operating income for the three months ended September 30, 2018 was $6.7 million compared to an operating loss of $17.3 million in the comparable period in 2017. Excluding the items shown in the attached supplemental schedule, Adjusted Operating Income (a non-GAAP measure) was $8.6 million, or 3.3% of sales in 2018, compared to $5.1 million, or 2.0% of sales, in 2017.

Net income for the three months ended September 30, 2018 was $5.9 million, or $0.21 per diluted share, compared to a net loss of $18.9 million, or $0.66 per diluted share, for the three months ended September 30, 2017. Excluding unusual items, Adjusted Net Income (a non-GAAP measure) for the three months ended September 30, 2018 was $7.9 million, or $0.27 per diluted share, compared to Adjusted Net Income of $3.5 million, or $0.12 per diluted share, for the three months ended September 30, 2017.

At September 30, 2018, the Company had approximately $114 million in liquidity, comprised of cash and cash equivalents and availability under its revolving credit facility. The Company had $43 million outstanding on its revolving credit facility at September 30, 2018, compared to $15 million at December 31, 2017.

Dennis Knowles, Chief Executive Officer, commented, “During the third quarter, we grew revenue and were pleased with gross margin expansion and SG&A leverage, all of which contributed to our fifth consecutive quarter of Adjusted Net Income. We continued our growth in installation sales and, after opening three new stores in the third quarter, we are on target to open 22 new stores in 2018. We are pleased with the development of our management team and recent additions to both our digital and sourcing capabilities. We are confident that our team is well-positioned to drive our business and digital strategy going forward.”

2018 Outlook

The Company updated its full-year 2018 expectations as follows:

	Previous	Current
Total revenue growth	Mid to upper single digits	Mid single digits

Comp store sales growth	Mid-single digits	2.5% - 3.5%

Adjusted operating margin*	2% - 3%	1.6 - 2.0%

Store openings	20 - 25	22

Capital spending	$15 - $20 million	$14 - $16 million

*Defined in table below, excludes legacy legal and other significant unusual items.

Tariffs

The Company sources approximately 45% of its products from China. Virtually all of these products had a 10% tariff imposed upon them effective September 24, 2018 and many of these products are at risk to have tariffs increased to 25% as of January 1, 2019. The Company has several approaches to address this situation including adjusting its pricing, partnering with current vendors to lower costs, and altering its supply chain to source the same or similar products from other countries at lower costs. The Company continues to monitor market pricing and promotional strategies to inform and guide its decisions. As the Company examines each product, it employs one or more of the above approaches in an effort to mitigate the impacts of these tariffs.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on October 30, 2018, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through November 6, 2018 and may be accessed by dialing (844) 512-2921 or (412) 317-6671 and entering pin number 13683365. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.LumberLiquidators.com.

About Lumber Liquidators

With over 400 locations, Lumber Liquidators is one of North America’s leading specialty retailers of hard-surface flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate, resilient vinyl and porcelain tile. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low-priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes "forward-looking" statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, the impact on us of any of the following:

•	government investigations and related legal proceedings;
•	other current and former legal proceedings;
•	obligations under various settlement agreements and other compliance matters;
•	impact of liquidity in the settlement of legal proceedings;
•	new laws and regulations, including tariffs;
•	maintenance of valuation allowances on deferred tax assets and the impacts thereof;
•	the inability to open new stores;
•	capital expenditures;
•	anticipating consumer trends;
•	competition;
•	internal controls;
•	funding of the remaining portion of the MDL obligation;
•	increased transportation costs;
•	damage to our assets;
•	disruption in our ability to finish and distribute our products;
•	disruptions related to our corporate headquarters relocation;
•	operating stores in Canada and an office in China;
•	managing third-party installers and product delivery companies;
•	renewing store or warehouse leases;
•	having sufficient suppliers;
•	disruption in our ability to obtain products from our suppliers;
•	our, and our suppliers’, compliance with complex and evolving rules, regulations, and laws at the federal, state, and local level;
•	impact of the Tax Act;
•	product liability claims;
•	obtaining products from abroad, including the effects of tariffs, as well as the effects of antidumping and countervailing duties;
•	disruption in our ability to operate our business due to the impacts from severe weather;
•	availability of suitable hardwood;
•	changes in economic conditions, both domestic and abroad;
•	sufficient insurance coverage;
•	access to capital;
•	managing growth;
•	disruption due to cybersecurity threats;
•	handling of confidential customer information;
•	management information systems disruptions;
•	alternative e-commerce offerings;
•	our advertising strategy;
•	impact of changes in accounting guidance;
•	impact of installation revenue growth on net sales;
•	stock price volatility; and
•	anti-takeover provisions.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these and other additional risks and uncertainties is contained in the Company's other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10-K for the year ended December 31, 2017, and Item 1A, “Risk Factors,” section of the Form 10-Q for the quarter ended September 30, 2018.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin as a percentage of sales; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a percentage of sales; (v) Adjusted Operating Income; (vi) Adjusted Operating Income as a percentage of sales; (vii) Adjusted Net Income and (viii) Adjusted Net Income per Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies. The Adjusted Operating Profit margin items guidance cannot be reconciled to GAAP guidance without unreasonable effort because we are unable to accurately forecast the impact of legacy legal and unusual items on operating profit.

The non-GAAP financial measures are presented because management uses these non-GAAP financial measures to evaluate the Company’s operating performance and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, as such items are outside the control of the Company or are due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk or Jackie Marcus

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2018	2017
Assets
Current Assets:
Cash and Cash Equivalents	$11,831	$19,938
Merchandise Inventories	304,665	262,280
Prepaid Expenses	7,809	9,108
Other Current Assets	12,143	6,670
Total Current Assets	336,448	297,996
Property and Equipment, net	93,470	100,491
Goodwill	9,693	9,693
Other Assets	3,624	2,615
Total Assets	$443,235	$410,795

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$64,387	$67,676
Customer Deposits and Store Credits	43,513	38,546
Accrued Compensation	8,447	12,101
Sales and Income Tax Liabilities	4,544	4,273
Accrual for Multidistrict Litigations ("MDL") and Related Laminate Matters	37,657	36,960
Other Current Liabilities	19,330	18,605
Total Current Liabilities	177,878	178,161
Other Long-Term Liabilities	18,850	19,787
Revolving Credit Facility	43,000	15,000
Total Liabilities	239,728	212,948

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 31,569 and 31,397 shares issued and 28,620 and 28,490 shares outstanding, respectively)	32	31
Treasury Stock, at cost (2,949 and 2,907 shares, respectively)	(141,808)	(140,875)
Additional Paid-in Capital	212,760	208,629
Retained Earnings	133,711	131,214
Accumulated Other Comprehensive Loss ("AOCL")	(1,188)	(1,152)
Total Stockholders’ Equity	203,507	197,847
Total Liabilities and Stockholders’ Equity	$443,235	$410,795

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net Sales
Net Merchandise Sales	$236,380	$232,830	$721,822	$704,703
Net Services Sales	34,089	24,355	93,893	64,371
Total Net Sales	270,469	257,185	815,715	769,074

Cost of Sales
Cost of Merchandise Sold	144,490	146,458	449,508	442,742
Cost of Services Sold	25,297	18,041	69,243	49,391
Total Cost of Sales	169,787	164,499	518,751	492,133
Gross Profit	100,682	92,686	296,964	276,941

Selling, General and Administrative Expenses	93,987	109,962	292,628	314,512
Operating Income (Loss)	6,695	(17,276)	4,336	(37,571)

Other Expense	547	377	1,214	1,405

Income (Loss) Before Income Taxes	6,148	(17,653)	3,122	(38,976)

Income Tax Expense	225	1,262	625	1,836

Net Income (Loss)	$5,923	$(18,915)	$2,497	$(40,812)

Net Income (Loss) per Common Share—Basic	$0.21	$(0.66)	$0.09	$(1.44)

Net Income (Loss) per Common Share—Diluted	$0.21	$(0.66)	$0.09	$(1.44)

Weighted Average Common Shares Outstanding:
Basic	28,602	28,454	28,552	28,380
Diluted	28,757	28,454	28,769	28,380

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended
	September 30,
	2018	2017
Cash Flows from Operating Activities:
Net Income (Loss)	$2,497	$(40,812)
Adjustments to Reconcile Net Income (Loss):
Depreciation and Amortization	14,042	13,038
Stock-based Compensation Expense	3,131	3,563
Impairment and Loss on Disposal of Fixed Assets	1,812	1,491
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(44,450)	48,277
Accounts Payable	(3,196)	(78,861)
Customer Deposits and Store Credits	5,079	7,288
Prepaid Expenses and Other Current Assets	1,153	33,144
Accrual for MDL and Related Laminate Matters	2,951	36,000
Other Assets and Liabilities	(8,848)	(1,882)
Net Cash (Used in) Provided by Operating Activities	(25,829)	21,246
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(10,651)	(5,514)
Other Investing Activities	553	819
Net Cash Used in Investing Activities	(10,098)	(4,695)
Cash Flows from Financing Activities:
Borrowings on Revolving Credit Facility	37,000	35,000
Payments on Revolving Credit Facility	(9,000)	(43,000)
Payments on Capital Lease Obligations	—	(351)
Payments on Financed Insurance Obligations	(612)	(367)
Other Financing Activities	(163)	(18)
Net Cash Provided by (Used in) Financing Activities	27,225	(8,736)
Effect of Exchange Rates on Cash and Cash Equivalents	595	771
Net (Decrease) Increase in Cash and Cash Equivalents	(8,107)	8,586
Cash and Cash Equivalents, Beginning of Period	19,938	10,271
Cash and Cash Equivalents, End of Period	$11,831	$18,857

Supplemental disclosure of non-cash operating and financing activities:
Financed Insurance Premiums	$—	$1,346

Lumber Liquidators Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Items impacting gross margin with comparisons to the prior-year periods include:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(dollars in thousands)				(dollars in thousands)
Gross Profit/Margin, as reported (GAAP)	100,682	37.2%	92,686	36.0%	296,964	36.4%	276,941	36.0%

Antidumping Income [1]	(2,822)	(1.0)%	—	—	(4,948)	(0.6)%	(2,797)	(0.4)%
Indoor Air Quality Testing Program Income [2]	—	—	—	—	—	—	(993)	(0.1)%
Total	(2,822)	(1.0)%	—	—	(4,948)	(0.6)%	(3,790)	(0.5)%

Adjusted Gross Profit/Margin, (a non-GAAP measure)	97,860	36.2%	92,686	36.0%	292,016	35.8%	273,151	35.5%

[1]	The Company recognized countervailing and antidumping income of $2.8 million and $4.9 million associated with applicable prior-year shipments of engineered hardwood from China for the three and nine months ended September 30, 2018, respectively, and $2.8 million of income for the nine months ended September 30, 2017.
[2]	In the second quarter 2017, the Company reduced the reserve that had been established in a prior period for estimated costs to be incurred related to its indoor air quality testing program by

Items impacting SG&A with comparisons to the prior-year periods include:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(dollars in thousands)				(dollars in thousands)
SG&A, as reported (GAAP)	93,987	34.7%	109,962	42.8%	292,628	35.9%	314,512	40.9%

Accrual for MDLs and Related Laminate Matters [1]	—	—	18,000	7.0%	2,951	0.4%	36,000	4.7%
Legal and Professional Fees [2]	2,991	1.1%	2,940	1.1%	9,382	1.2%	8,874	1.2%
All Other [3]	1,769	0.7%	1,459	0.6%	1,769	0.2%	1,459	0.1%
Sub-Total Items above	4,760	1.8%	22,399	8.7%	14,102	1.8%	46,333	6.0%

Adjusted SG&A, (a non-GAAP measure)	89,227	32.9%	87,563	34.1%	278,526	34.1%	268,179	34.9%

[1]	This amount represents the charge to earnings in 2017 related to the Formaldehyde MDL and Abrasion MDL settlements and charges for certain Related Laminate Matters in 2018, which is described more fully in Note 6 to the condensed consolidated financial statements.

[2]	Represents charges to earnings related to the Company’s defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.

[3]	All Other in 2018 represents an impairment of certain assets related to the Company’s decision to exit the finishing business; in 2017, All Other represents an impairment of certain assets related to a vertical integration initiative the Company has discontinued.

Lumber Liquidators Holdings, Inc.

GAAP to Non-GAAP Reconciliation - continued

(in thousands, except percentages and per share amounts)

Items impacting operating income (loss) with comparisons to the prior-year periods include:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(dollars in thousands)				(dollars in thousands)
Operating Income (Loss), as reported (GAAP)	6,695	2.5%	(17,276)	(6.7)%	4,336	0.5%	(37,571)	(4.9)%

Gross Margin Items:
Antidumping Income [1]	(2,822)	(1.0)%	—	—	(4,948)	(0.6)%	(2,797)	(0.4)%
Indoor Air Quality Testing Program Income [2]	—	—	—	—	—	—	(993)	(0.1)%
Gross Margin Subtotal	(2,822)	(1.0)%	—	—	(4,948)	(0.6)%	(3,790)	(0.5)%

SG&A Items:
Accrual for MDLs and Related Laminate Matters [3]	—	—	18,000	7.0%	2,951	0.4%	36,000	4.7%
Legal and Professional Fees [4]	2,991	1.1%	2,940	1.1%	9,382	1.2%	8,874	1.2%
All Other [5]	1,769	0.7%	1,459	0.6%	1,769	0.2%	1,459	0.1%
SG&A Subtotal	4,760	1.8%	22,399	8.7%	14,102	1.8%	46,333	6.0%

Adjusted Operating Income (a non-GAAP measure)	8,633	3.3%	5,123	2.0%	13,490	1.7%	4,972	0.6%

[1,2]	See the Gross Margin section above for more detailed explanations of these individual items.
[3,4,5]	See the SG&A section above for more detailed explanations of these individual items.

Items impacting net income (loss) and net income (loss) per diluted share with comparisons to the prior-year periods include:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(dollars in thousands, except per share amounts)
Net Income (Loss)	$5,923	$(18,915)	$2,497	$(40,812)
Net Income (Loss) per Diluted Share	$0.21	$(0.66)	$0.09	$(1.44)
Weighted Average Common Shares Outstanding, Diluted:	28,757	28,454	28,769	28,380

Gross Margin Items:
Antidumping Income[1]	$(2,822)	$—	$(4,948)	$(2,797)
Indoor Air Quality Testing Program Income[2]	—	—	—	(993)
Gross Margin Subtotal	(2,822)	—	(4,948)	(3,790)

SG&A Items:
Accrual for MDLs and Related Laminate Matters[3]	—	18,000	2,951	36,000
Legal and Professional Fees[4]	2,991	2,940	9,382	8,874
All Other[5]	1,769	1,459	1,769	1,459
SG&A Subtotal	4,760	22,399	14,102	46,333

Tax Impact of Adjustments to Net Income (Loss)[6]	—	—	—	—
Adjusted Net Income (a non-GAAP measure)	$7,861	$3,484	$11,651	$1,731
Adjusted Net Income per Diluted Share (a non-GAAP measure)	$0.27	$0.12	$0.41	$0.06

[1,2]	See the Gross Margin section above for more detailed explanations of these individual items.
[3,4,5]	See the SG&A section above for more detailed explanations of these individual items.
[6]	The Company considered the tax impact related to the pre-tax adjustments above. The Company has a full valuation allowance recorded against its net deferred tax assets, which effectively offsets its federal taxes. Therefore, the Company did not identify any tax impact due to these adjustments.